Exhibit 4(a)
                             ARTICLES OF MERGER OF
                        IOWA SOUTHERN UTILITIES COMPANY
                                      INTO
                     IOWA ELECTRIC LIGHT AND POWER COMPANY

TO THE SECRETARY OF STATE OF THE STATE OF IOWA:

     Pursuant to the provisions of Section 1105 of the Iowa Business Corporation Act, the undersigned corporations adopt the following Articles of Merger:
1. The Agreement and Plan of Merger (the "Plan of Merger"), providing for the merger (the "Merger") of Iowa Southern Utilities Company with and into Iowa Electric Light and Power Company, is set forth in its entirety as Exhibit I attached hereto and hereby made a part hereof. The Plan of Merger also provides that the surviving corporation will be renamed upon the consummation of the Merger with the filing of Restated Articles of Incorporation of Iowa
     Electric Light and Power Company under the new corporate name. In accordance therewith, Iowa Electric Light and Power Company has contemporaneously submitted for filing with the Secretary of State of Iowa Restated Articles of Incorporation which change its corporate name to:
                               IES Utilities Inc.

2. The Plan of Merger was approved by the shareholders of each corporation and;
     (a) The designation, number of outstanding shares, and number of votes entitled to be cast by each voting group entitled to vote separately on the Plan of Merger as to each corporation was:


                                                               Number of
                                                Number of        Votes
                                               Outstanding      Entitled
Name of Corporation           Designation         Shares       To Be Cast

Iowa Southern Utilities      Common Stock       2,874,274      2,874,274
 Company

Iowa Electric Light and      Common Stock      13,370,788      13,370,788
 Power Company

Iowa Electric Light and     4.30% Preferred       120,000         120,000
 Power Company

Iowa Electric Light and     4.80% Preferred       146,406         146,406
 Power Company

Iowa Electric Light and     6.10% Preferred       100,000         100,000
 Power Company

     (b)  The total number of shares cast for and against the Plan of Merger by each voting group entitled to vote
          separately on the Plan of Merger as to each corporation
          was:
                                                 Total           Total
                                               Number of       Number of
                                               Votes Cast     Votes Cast
                                                 For the        Against
                                                  Plan         the Plan
Name of Corporation            Voting Group     of Merger      of Merger

Iowa Southern Utilities        Common Stock     2,874,274              0
 Company

Iowa Electric Light and        Common Stock    13,370,788              0
 Power Company

Iowa Electric Light and       4.30% Preferred     110,917              0
 Power Company

Iowa Electric Light and       4.80% Preferred      91,625            267
 Power Company

Iowa Electric Light and       6.10% Preferred      63,174              0
 Power Company

and the total number of votes cast for the Plan of Merger by each voting group was sufficient for approval of the Plan of Merger by that voting group.

3. These Articles of Merger and the Merger shall become effective at 11:59:58 P.M. Central Standard Time, on December 31, 1993.

Dated:  December 30, 1993.
                                IOWA ELECTRIC LIGHT AND POWER COMPANY

                       BY: /s/  Lee Liu
                                Lee Liu, Chairman of the Board and
                                Chief Executive Officer



                                 IOWA SOUTHERN UTILITIES COMPANY

                       BY: /s/  Dean E. Ekstrom
                                Dean E. Ekstrom, Vice President and
                                General Manager